Exhibit 99.3

TANG CAPITAL ACQUISITION CORP.

INSIDER TRADING POLICY

(dated OCTOBER 16, 2026)

I.
INTRODUCTION

Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information (“MNPI”) from disclosing this information to others who trade. Trading while aware of MNPI is often referred to as “insider trading.”

Who Is Subject to this Policy. Tang Capital Acquisition Corp. (the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by all of its directors, officers, employees, contractors and consultants (if any), including any personnel of Tang Capital Management, LLC providing services to the Company (together, “Company Personnel”), as well as their family members who reside with them, anyone else who lives in their household and any family members who do not live in their household but whose transactions in Company securities (as defined below) are directed by them or are subject to their influence or control (collectively, “Family Members”), and corporations or other business entities over which you or your Family Members have the ability to influence or direct investment decisions concerning Company securities, and trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with Company Personnel and Family Members, “Insiders”). Unless otherwise indicated, all references to “you” in this Policy should be read to include all of your Family Members and Controlled Entities. However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture capital or other investment fund) if such entity has established its own policies and procedures for compliance with insider trading restrictions under applicable securities laws.

Which Securities Are Subject to this Policy. This Policy applies to transactions, whether direct or indirect, in the Company’s securities, including its ordinary shares, options to purchase ordinary shares or any other type of securities that the Company may issue from time to time, as well as derivative securities relating to the Company but that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Company securities”). Similarly, this Policy applies to all securities, including common stock, options to purchase common stock or any other type of securities, that are issued by a Company Counterparty (as defined below), as well as any derivative securities that are relating to the Company Counterparty but that are not issued by such Company Counterparty, such as puts, calls or swaps.

How this Policy Applies to Company Counterparties. The principles discussed in this Policy also apply to nonpublic information that you obtain in the course of your employment or other involvement with the Company about another public company (or its securities) with which the Company has a preexisting or prospective relationship, such as companies in which the Company has an investment or a firm with which the Company is negotiating a major transaction, such as a material acquisition or disposition (each, a “Company Counterparty” or collectively, “Company Counterparties”).

No Exceptions Under the Securities Laws. The prohibition against trading while aware of MNPI is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

Individual Responsibility. The Company has designed this Policy to promote compliance with the federal securities laws and to help protect the Company and you from the serious liabilities and penalties that can result from violations of these laws. However, you ultimately are responsible for ensuring that you (as well as your Family Members and Controlled Entities) do not violate federal or state securities laws or this Policy.

Consequences for Violating Insider Trading Laws. If you violate insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may be subject to criminal charges and may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million. Both the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares. Therefore, this Policy should be read carefully and complied with fully.

Who Administers this Policy. The Chief Financial Officer (“CFO”) administers this Policy. The CFO may delegate pre-clearance and other administrative responsibilities under this Policy to one or more designated attorneys. You should consult the CFO if you have any questions. The CFO does not assume responsibility for, and approval by the CFO does not protect you from, the consequences of prohibited insider trading. Any pre-clearance determination is based solely on the information available to the CFO or his or her designee at the time of the request and does not constitute legal advice or a representation that the proposed transaction complies with applicable securities laws.

II.
What is “Material Nonpublic Information”? When is Information “Public”?
A.
Material Information

Information is generally considered “material” if there is a likelihood a reasonable investor would consider such information important in making an investment decision to buy, hold or sell securities. Either positive or negative information may be material. There is no bright‐line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. The CFO should be consulted and shall determine whether information is material, but, in general, any information that could reasonably be expected to affect the Company’s or a Company Counterparty’s share price should be considered material. Depending on the circumstances, common examples of information that may be material include:

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financial and operating results, estimates, forecasts and projections, including earnings, revenue or similar financial information;
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unpublished financial reports or projections, including knowledge of changes of research analyst views or ratings;
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plans (and progress with respect to such plans) to identify, negotiate with and complete a transaction with an acquisition target;
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wind-down or liquidation of the Company;
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information about other current, proposed or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
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changes in directors, senior management or auditors;
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changes in dividend policies, the declaration of a share split or the proposed or contemplated issuance, redemption or repurchase of securities;
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public or private debt or equity offerings;
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significant cybersecurity incidents, events or risks;
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extraordinary borrowing, liquidity or financial problems;
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developments regarding significant litigation, investigations or regulatory actions or proceedings, including relating to permits, licenses or regulatory approvals;
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information specified above relating to the Company’s affiliates and Company Counterparties; and
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the imposition of a special trading “blackout” by the Company on transactions in Company securities or the securities of a Company Counterparty.

This list is not exhaustive. Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of caution. The mere fact that a person is aware of MNPI is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the MNPI. If you have questions regarding specific transactions, please contact the CFO.

B.
Nonpublic Information

Nonpublic information is information that is not generally known by or available to the public. We consider information to be available to the public only when:

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it has been released to the public by the Company through appropriate channels (e.g., by means of a press release or a filing with the SEC); and
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enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following the time of public disclosure.

The fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.

III.
POLICIES AND PROCEDURES
A.
Trading Policy

1. No Trading on the Basis of MNPI. You may not buy, sell, gift or otherwise transact in securities of the Company or a Company Counterparty while you are aware of MNPI about that company or its securities that you learned in the course of your employment or service with the Company.

2. No Tipping. You may not convey to anyone else, including family members, MNPI about the Company or a Company Counterparty or its securities that you learned in the course of your employment or service with the Company. You also may not suggest that anyone purchase or sell the Company’s or a Company Counterparty’s securities while you are aware of MNPI about that company or its securities. These practices, known as “tipping,” also violate U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed MNPI. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that MNPI is not disclosed to such persons. This Policy does not restrict legitimate business communications on a “need to know” basis. MNPI, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

3. No Speculative Trading. It is against Company policy for you to engage in speculative transactions in Company securities. As such, you may not engage in: (a) short sales (selling Company securities you do not own); (b) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (c)

other hedging transactions (such as “cashless” collars, forward sales, equity swaps and other similar arrangements).

4. No Pledging. As securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when you: (a) purchase Company securities on margin; (b) borrow against any account in which Company securities are held; or (c) pledge Company securities as collateral for a loan.

5. Applying the Trading Policy. As stated above, these restrictions also apply to your Family Members and Controlled Entities. For purposes of this Policy, references to “trading,” “transact” and “transactions” include, among other things:

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purchases and/or sales of securities in public markets;
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sales of securities obtained through the exercise of share options or vesting of other equity awards granted by the Company;
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making gifts of securities; and
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using securities to secure a loan.

Transactions in mutual funds that are invested in Company or Company Counterparty securities are not transactions subject to this Policy as long as (a) the Insider does not control the investment decisions on individual stocks within the fund and (b) Company or Company Counterparty securities do not represent a substantial portion of the assets of the fund.

In addition, transactions pursuant to a Rule 10b5-1 Trading Plan (as defined below) are subject to certain exceptions and requirements set forth below.

Insiders should consult the CFO if they have any questions.

B.
Additional Policies

1. Transactions by the Company

From time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to these transactions, which are overseen by the CFO (and approved by the Board of Directors or appropriate committee, if required or appropriate), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.

2. Unauthorized Disclosure of Confidential Information

All Company Personnel must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. Refer to the Company’s Code of Business Conduct and Ethics for what information should be considered Confidential Information. You may not disclose such information to others, such as Family Members, other relatives or business or social acquaintances, unless it is necessary for you to do so in the performance of your duties (or except as otherwise required, if at all, by applicable law).

3. Prediction Market Transactions

You may not use Confidential Information in connection with any prediction market transactions, whether in the form of an event contract, betting platform, wager or similar mechanism. Regardless of whether you have Confidential Information, you may not engage in any such transaction with respect to events or outcomes that you can influence through your work at the Company. These prohibitions apply as well to “tipping” Confidential Information to others who engage in prediction market transactions or using your position at the Company to influence the outcome of an event with the intention of benefitting others whom you know have or will engage in such transactions. These prohibitions also apply regardless of whether the transaction occurs through a platform that is public, private, regulated or unregulated. Even though such transactions may not involve the Company’s ordinary shares or other securities, such transactions or conduct can create a conflict of interest and constitute misuse of Company information that is prohibited under the Company’s Code of Business Conduct and Ethics.

4. Prohibition on Certain Public Speaking

In addition, you are prohibited from participating as an “expert,” consultant, advisor and/or in any capacity for an “expert network” and/or any other outside firm that compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its shareholders and you. United States criminal authorities and the SEC have prosecuted numerous public company employees who received compensation from expert networks to speak with investors and disclose confidential Company information that investors then used for trading purposes.

Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s policies. These restrictions extend to communications on social media platforms, online forums, message boards and similar channels. If you receive inquiries of this nature, refer them to the CFO.

C.
When and How to Trade Company Shares

1. Overview

Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such officers, “Section 16 Officers”, and together with directors, “Section 16 Persons”), and certain other employees, contractors and consultants who are so designated by the CFO from time to time (such designated employees, contractors and consultants, together with Section 16 Persons, and each of their respective Family Members and Controlled Entities, “Restricted Persons”) are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with this Policy.

2. Blackout Periods

From time to time, due to certain developments (such as a significant event or transaction) during which there may exist MNPI about the Company or a Company Counterparty, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not transact in Company securities or the securities of a Company Counterparty, as applicable (subject to the exceptions set forth below). If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading, as the existence of a special blackout period may, itself, be deemed MNPI. These special blackout periods, which may vary in length, will be determined by the CFO and be communicated to the appropriate personnel via e-mail. Termination of a special blackout period will also be communicated to the appropriate personnel via e‑mail.

However, it is not the Company’s policy to impose special blackout periods every time that MNPI exists or every time that an Insider may be aware of MNPI. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them while a blackout period is not in place.

Even if a special blackout period is in place, you may exercise Company share options if no shares are to be sold – you may not, however, effect sales of shares issued upon the exercise of share options (including cashless exercises). Generally, all pending purchase and sale orders regarding Company securities must be executed or cancelled before a special blackout period is implemented so as to avoid any transactions during such period.

3. Pre-clearance

The Company requires all Restricted Persons to contact the CFO in advance of effecting any purchase, sale, gift or other trading of Company securities and to obtain prior approval of the transaction, other than transactions made under an approved Rule 10b5-1 Trading Plan (as discussed below). All requests must be submitted to the CFO at least two business days in advance of the proposed transaction.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if you acquire MNPI concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. For the avoidance of doubt, there should be no presumption that the CFO will grant any or all pre-clearance requests and there shall be no obligation to inform you of the reasons for any request approval or denial. Any transaction under a Rule 10b5-1 Trading Plan will not require pre-clearance at the time of the transaction, but the adoption, amendment, modification or termination of any such Rule 10b5-1 Trading Plan is subject to the pre-clearance and other restrictions set forth below.

Section 16 Persons must promptly notify the CFO following the execution or occurrence of any transaction in Company securities and provide all information reasonably requested to support any required SEC filing.

4. Transactions After Termination of Employment or Service

This Policy, other than the pre-clearance provisions, will continue to apply to your transactions in Company securities after your employment or service with the Company has terminated until such time as you are no longer aware of MNPI or until that information has been publicly disclosed or is no longer material.

D.
Exceptions to the Restrictions in this Policy

The restrictions contained in this Policy shall not apply to:

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Certain share option exercises: the exercise of Company share options pursuant to the Company’s share option agreements or any equity incentive plan the Company may adopt if (a) no shares are to be sold to third parties (e.g., the payment of the exercise price and taxes is in cash) or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent), but the restrictions in this Policy shall apply to any sale of shares as part of a broker-assisted cashless option exercise or the subsequent sale of securities acquired upon exercise of an option;

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Net settlement for other equity awards (restricted share units, restricted shares): the withholding of shares to satisfy a tax withholding obligation upon the vesting or settlement of such equity awards pursuant to the Company’s equity incentive plans and agreements;
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Certain “sell to cover” transactions for other equity awards (restricted share units, restricted shares, performance share units, performance shares): a sale of ordinary shares directed by the Company in its sole discretion in order to cover the Company’s or such individual’s or entity’s withholding tax obligations in connection with the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements (other than share options or share appreciation rights);
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Vesting of equity awards: the vesting of Company share options, restricted shares or restricted share units according to their terms;
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Participation in securities offering: sales of Company securities as a selling shareholder in a registered public offering, in accordance with applicable securities laws;
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Transactions with the Company: any other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable securities and state laws; or
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Rule 10b5-1 Plan transactions: trades pursuant to a pre-approved Rule 10b5-1 Plan (as discussed below).

To the extent applicable and such elections are permitted, your elections regarding participation in “net exercise” transactions, including changes from any defaults established by the Company, may only be made when you are not subject to a blackout period and are not aware of MNPI.

E.
Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions (a “Rule 10b5-1 Trading Plan”). A Rule 10b5-1 Trading Plan is a written trading plan between you and your broker and must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, such Rule 10b5-1 Trading Plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. A Rule 10b5-1 Trading Plan must be established at a time when you are not aware of any MNPI and must not permit you to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. Under this Policy, the adoption, amendment, modification or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Rule 10b5-1 and any guidelines established by the Company.

Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a Rule 10b5-1 Trading Plan (or a transaction that is intended to constitute a “non-Rule 10b5-1 trading arrangement” within the meaning of SEC rules).

IV.
ADMINISTRATIVE PROVISIONS
A.
Non-compliance

Any Insider who fails to comply with this Policy or any federal or state laws governing insider trading or tipping will be subject to appropriate disciplinary action, up to and including termination of employment or service.

B.
Amendments

This Policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.

C.
Questions

Questions about this Policy should be directed to the CFO.